Exhibit 99.6
Mr. Jin,

If the Company needs an enumeration of differences there are too many to list exhaustively. Suffice it to say, there are many areas where I have disagreement with the Company. Specifically, I believe the Company should comply with the requests by E&Y and CWT, including but not limited to the requests for Elsa's computer and a list of all the computers and emails used by employees for business purposes. Moreover, I believe (and the Audit Committee has asked for over a year now) the Company should implement standard 404 policies as suggested by KPMG. Furthermore, I believe (and we have also asked for over a year) the Chairman should delegate check approval control to the CFO or CEO. Finally, I also disagree with the common practice by the company (also related to control over check writing) of late payment of professional fees, expenses, even salaries and financial obligations to investors/debt holders. These practices are unprofessional and increases risk to the company, it's management and shareholders. Something as little as showing up for organized board calls and participating attentively is an important aspect of this professionalism.

I hope the company can bring its business policies and procedures more in line with international best practices. It is my sincere belief that these improvements would greatly benefit the Company, it's shareholders and it's management.

I hope that you can understand why I am not able to include that sentence in the 8K. If you think this email should be disclosed in the 8K then I will stand by that decision. I will leave that decision to the Company.

Best,
John